Exhibit 99.2

NCO Group, Inc.

Second Quarter 2008 Investor Conference Call

Moderator: Michael Barrist

August 12, 2008

11:00 am ET

Operator:	Good morning, my name is Jennifer and I will be your conference operator today. At this time, I would like to welcome everyone to the NCO Group Second Quarter Earnings conference call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks there will be a question-and-answer session. If you would like to ask a question during that time then please press star then the number 1 on your telephone keypad. If you would like to withdraw your question press the pound key.

Thank you, Mr. Barrist, you may begin your conference.

Michael Barrist:	Okay. Thank you, operator and thank you, everyone for joining NCO Group’s conference call for the second quarter of 2008. Statements in this conference call and in our press release issued August 11 other than historical facts are forward-looking statements as defined under federal securities laws. Actual results might differ materially from those projected in the forward-looking statements. Factors that might cause actual results to differ materially are discussed in the company’s earnings press release. The company disclaims any intent or obligation to publicly update or revise any forward-looking statements regardless of whether new information becomes available, future developments occur or otherwise.

Today’s call will cover several key topics. I’ll review in detail the quarterly financial and operational highlights for each of our divisions including new business opportunities and trends and the growth and profitability of each unit. After my prepared remarks, John Schwab, our Chief Financial Officer will provide a detailed overview of this quarter’s financial results. We will then open up the call for questions.

It is important to remember as I discuss our financial results that all of NCO’s prior year financial information has been restated to present the combined results of NCO and Systems & Services Technologies, Inc. or SST as we’ve discussed in the past.

For the quarter, NCO reported a net loss of $14.8 million on EBITDA of $31.8 million. EBITDA for the quarter exclusive of an allowance for impairment of purchase accounts receivable of $24.6 million as well as approximately $4.9 million of restructuring charges and nonrecurring charges primarily related to the company’s acquisitions of SST and OSI were at $61.3 million. This compares to EBITDA of $45.2 million for the same period last year.

NCO is organized into three operating units; Accounts Receivable Management, or ARM, Customer Relationship Management, or CRM and Portfolio Management.

During the second quarter of 2008, the ARM division operated below its revenue targets primarily as a result of less than anticipated revenue that was derived from our portfolio division as a result of ongoing challenges in the economy. This shortfall was partially offset by incremental revenue from outside clients. The incremental revenue was a result of the continued opportunity to help our clients work to offset the adverse impact of a slowing consumer paying pattern and primarily impacted our early stage delinquency management business.

During the quarter, OSI and SST operated in line with our expectations as the majority of their revenue is derived early in the billing and delinquency cycle and to the extent it is later in the cycle relates to industries or products that have not felt as a meaningful of impact as a result of the economy. Profitability within the ARM division remained strong and exceeded our expectations as additional business and careful monitoring of our expense base allowed us to improve our utilization within existing delivery channels.

As I’ve previously discussed, while an economic downturn negatively impacts our ARM service business during the early part of the downturn, we are ultimately able to manage through the transition since our clients incur the impact of lower collection, we are only tasked with managing away the adverse P&L impact in the downturn. This is accomplished through careful management of our expense base and work rules in order to offset the declines in revenue derived per account with the increased volume we ultimately will realize from every client relationship. This is an ongoing process that happens in real time. Additionally we need to deploy new resources or redeploy otherwise unneeded resources in order to meet new client ramp needs.

We view the cost containment process and the new opportunity process as two distinct disciplines in order to be sure we never maintain unneeded resources. This cycle has followed our historical trend whereby the rapid onset of the weakening collection environment has been offset by the expedited needs of our clients, as our clients drive to meet the challenges in a more difficult operating environment.

At the end of the first quarter we began the execution of our plan to maximize the opportunity we could derive from the economic stimulus payments that were distributed during the second quarter. Targeted mailings and contact campaigns were executed and we tracked responses in order to capture the impact of the program. While during the last stimulus event we noted favorable impact in payment patterns, we have seen no meaningful impact from the current program.

During the quarter, labor costs, which is the cost of an average employee in the company over time, increased slightly in the business compared to last quarter. During the quarter, our efficiency of labor, which is the amount of NCO labor utilized to drive revenue, including the amount of new client labor drag, decreased slightly from last quarter. Revenue per CTE or calculated time equivalent is the correlation between revenue and the amount of staff required to run our business over time. These numbers remained strong during the second quarter due to the fact that we’re able to more efficiently manage labor through the use of automation and statistical segmentation. During the second quarter revenue per CTE was approximately $6,864, $6,825 and $6,501 per month in April, May and June respectively.

As I previously discussed our operating model dynamically manages expenses, taking into consideration current revenue trends and seasonality, cutting expenditures where appropriate and some cases, increasing expenditures for certain clients in order to maintain our performance amongst our peers in an effort to maximize profitability. This also allows us to earn incremental business from our clients as they continue to rationalize their internal call centers and AR functions. We also continue to use our size to leverage labor and our vendor relationships in order to improve our cost structure and maximize profitability. This business model in conjunction with our foreign labor initiatives also allows us to more effectively deal with the pressures of clients pushing for improved collection performance levels but also aggressively pursuing incremental client opportunities from those same clients.

Growth from existing clients combined with new client wins gives us the opportunity we need to fulfill our growth and profitability expectation. During the quarter we continued to execute on our plan to drive more of our labor requirements to more cost effective geographies. This balancing of our labor between domestic near shore and offshore locations has allowed us to better meet the increasing needs of our ARM clients for early stage delinquency management as well as expand the near shore and offshore collections of domestic bad debt contingency accounts. Additionally, available North American capacity as a result of the SST and OSI transactions which I’ll discuss in a moment, has allowed us to harvest new and existing client opportunities on an expedited basis.

At the close of the quarter we had approximately 1,210 employees in Canada; 899 employees in the Philippines, 785 in the Carribbean, 732 employees in India and 89 employees in Central America available to deliver services to US ARM clients. Additionally during the second quarter we continued to explore opportunities to further leverage foreign labor for reduction of certain administration, IT and accounting costs. Offering our clients the most cost effective and efficient access to labor and expertise with consolidated results from multiple locations in and outside the United States is a competitive advantage for NCO and a further means of providing a differentiated service as we continue to move forward in the ARM space and expand our services into broader BPO.

As we enter the back half of the year, our ARM division currently expects to nominally exceed its operating plan. This outlook does not take into consideration further deterioration in the economy or the additional new business opportunity that may follow the further decline noted in the back half of the second quarter.

During the second quarter our CRM division operated below its revenue and profitability targets due to client volume fluctuations related to a weaker than expected economy. This was partially offset by the accelerated ramp up of several new opportunities from our existing client base. Overall, strong performance year-to-date in conjunction with the amount of incremental opportunity in the market continues to position this division as one of our strongest growth opportunities over the next several years.

During the quarter, this division continued to focus on the process of fine tuning the operating attributes of each client engagement in order to further refine our operating model to reduce costs, increase pricing where appropriate and further deploy technology as well as advanced predictive analytics that reduce labor needs. This process will result in ongoing reductions to our Canadian workforce as we work with our CRM clients to move business to alternate geographies within the NCO network. The resultant improvements to profitability should begin and have begun during 2008.

At the end of the quarter, this division had approximately 4,326 employees in the Philippines, 2,394 employees in Canada, 598 employees in Panama and 225 employees in the Caribbean delivering service to US CRM clients. Based on client requests for additional capacity, we are executing several ongoing expansion plans. We continue to focus on expanding our presence in Latin America in order to meet needs as we build out more seats in Panama.

Additionally, we continue to focus on the expansion of our resources in the Philippines. Our second site which is located at Clark Air Force Base, came online in April and our third site will become available during the fourth quarter. We are also now exploring the potential for a fourth location. We currently have approximately 5,200 people in the Philippines working US clients and expect to have approximately 7,000 by the end of the first quarter 2009. If we expand to a fourth location we will potentially have 8,000 people in the Philippines.

As this division moves into the remainder of the year, we expect to be slightly behind our plan during the third quarter with improvement during the fourth quarter. This is a result of incremental business volume from new and existing customers as well as the ongoing acceleration of movement of opportunities to offshore locations which should offset any of the volume fluctuations we just discussed. Overall, our service business on a combined based should meet or exceed its expectations during the back half of the year.

The Portfolio Management division continues to be challenged by the ongoing consumer downturn. During the second quarter this division was below its revenue and profitability objectives due to a $24.6 million allowance for impairment of purchase accounts receivable as well as lower than expected revenue as a result of fewer portfolios purchased during the quarter. These shortfalls were partially offset by lower than expected fees paid to our ARM division for the collection of the portfolios.

As we discussed last quarter, we view that there are three key elements to managing a portfolio business through a consumer downturn. We need to continually evaluate the assets we own to assure that our carrying value is appropriate based on current consumer payment trends. This process resulted in a valuation allowance, or an impairment charge, of approximately $25.0 million during the fourth quarter of 2007 and approximately $30.8 million of incremental valuation allowances during the first half of this year.

This process is ongoing and may result in incremental impairments or recapture of previously impaired amounts as collection patterns further develop throughout the year. It is important to note that the impairment charges were partially offset by the reduced amount of the nonrecourse interest expense and minority interest of our nonrecourse lender. To put this in perspective, for the first half of 2008 nonrecourse interest expense and the minority interest of our nonrecourse lender were below budget by approximately $11 million.

Secondly, each of our current commitments that were priced prior to the downturn needed to be evaluated to determine the impact of these consumer changes to the pricing to which we committed. Where appropriate we have renegotiated with our clients to make needed adjustments.

And finally pricing models continue to be revised to take into consideration current payment trends and increase volatility. This is accomplished by using NCO real time performance data and increasing certain IRR expectations to offset volatility. These initiatives have caused NCO to take a more timely approach to the review of portfolio carrying values than many of our competitors. Our recognition of impairment happened early in the cycle giving us comfort that our predictive methodologies have placed us on the leading edge of the information flow relative to how consumers are impacted by the current economy.

All in all, prices have come down in the range of rationality however certain of our competitors continue to pay premiums for portfolios as is evidenced by our diminished volume of purchases for the quarter. With that said, we are comfortable with the purchases we have made since the downturn and continue to believe that over the next several quarters the most attractive buying opportunities will begin to materialize.

Our portfolio division continues to deploy its highly successful process of using its predictive modeling to identify and sell specific accounts that have a low probability of collection within NCO resources. During the quarter we sold fewer portfolios than planned as a result of a weak resale environment.

During the quarter this division purchased accounts receivable to face value of $1.1 billion for a total price of $33.4 million. Year-to-date, this division purchased accounts receivable with a face value of $2.4 billion for a total price of $71.9 million. For all of 2007 this division purchased accounts receivable with a face value of $5.8 billion for a total price of $117.5 million.

As we move into the third and fourth quarters, we do expect this division to continue to slightly underperform our operating plan as a result of the purchase of fewer portfolios and the reduction of our overall portfolio value due to the valuation allowances. Please keep in mind that a meaningful amount of this is offset by reduced collection fees paid to the ARM division and ongoing savings in the amounts to be paid to CarVal.

During the first quarter of 2008 we completed our planned acquisition of Systems & Services Technologies, Inc. and Outsourcing Solutions Inc. The integration of these businesses is proceeding ahead of plan and we expect that the addition of these companies will further define NCO as the partner and choice for our clients as they navigate through this more challenging economy.

Before I turn the call over to John, I’d like to take a moment to focus everyone’s attention to the ongoing benefits we are deriving from our strategy of diversity. For many years, we have been focused on providing a full range of ARM and CRM services as well as portfolio acquisitions across a wide array of industry verticals. During the last several quarters, as our Portfolio business has transitioned from a cycle of extreme profitability into a more challenging environment, the strong over-performance in our service business units have more than offset those challenges.

We remain committed to this diversity and as the portfolio business reenters the cycle of opportunity as prices continue to fall and competitors struggle, we believe we’ll be able to maximize opportunities in all of our business units. This strategy has been further strengthened by our recent acquisitions of OSI and SST as we continue to add more fixed-fee revenue that allows us better predictability in challenging cycles.

I’ll now turn the call over to John Schwab for a review of the financials for the quarter.

John Schwab:	Thanks a lot, Michael. Before we get to far into the comparative results, as Michael had mentioned all of NCO’s prior year financial information has been restated to present the combined results of NCO and SST. The reason for this presentation is that prior to the SST acquisition by NCO, SST was a wholly owned subsidiary of JPMorgan. One Equity Partners, our private equity partner and majority owner, is also a subsidiary of JPMorgan. Since there was common control between NCO and SST the accounting rules require that such an acquisition between as an “as-if pooling of interests” transaction. This treatment results in the presentation of our historical financial statements from November 15, 2006, which was the first day of common control as this was the date of NCO going private, to January 2, 2008, which was the date of the acquisition of SST, on a combined basis.

Turning to the results, revenue for the second quarter of 2008 was $405.0 million. This was an increase of $75.4 million or 22.9 percent from the second quarter of last year. The company reported EBITDA of $31.8 million and a net loss of $14.8 million. In the prior year, the company reported EBITDA of $45.2 million and a net loss of $1.3 million. These results include the impact of the $24.6 million allowance for impairment on purchased accounts receivable recorded during the second quarter as well as the $4.9 million of restructuring charges and other nonrecurring charges primarily related to the SST and OSI acquisition. The nonrecurring charges for SST would have typically been part of the purchase accounting but were charged to the statement of operations since the acquisition was treated as an “as-if pooling-of-interests” transaction.

As we breakdown the revenue components, ARM reported revenue of $334.8 million in the quarter compared to $230.1 million last year. This represents a 45.5 percent increase from the second quarter of last year. The increase over the prior year was primarily related to the acquisition of OSI. Excluding such acquisition, ARM’s revenue for the second quarter would have decreased very slightly from the prior year. The decrease from last year was primarily a result of the effects of a weaker collection environment on third party collection and decreases in revenue from the Portfolio Management division, which was partially offset by increased volume from new and existing clients primarily in our early stage delinquency business. ARM included revenue of $22.7 million for services performed for Portfolio Management during the second quarter of this year which compares to $25.6 million last year.

The CRM division reported $84.8 million of revenue in the quarter comparing to $81.6 million last year. This is a 3.9 percent increase over the second quarter of last year. This increase was attributable to the increased client volumes related to the implementation of new client contracts in 2007 to 2008, partially offset by client volume fluctuations related to the weaker economy. However, as we had projected there was some pressure on our margins as new clients have been ramping to full capacity. As we have discussed in the past, the company incurs significant unreimbursed training costs as well as labor inefficiencies as employees learn the client’s program.

Portfolio Management generated $8.8 million of revenue in the quarter. This compared to $43.6 million for the same quarter last year and represents a 79.8 percent decrease from that period. The decrease primarily reflects the impact from the lower consumer payment patterns including the $24.6 million of reduction in revenue due to the allowance for the impairment of purchased accounts receivable that we recorded in the second quarter. Since these impairments are based on our current expectations for collections on existing portfolios, if the consumers’ payment patterns decline further we may need to record additional allowances for impairment. If, however, customer payment patterns do better than expected, we can recoup a portion of the impairment allowances.

Revenues from the sale of purchased accounts receivable this quarter were $917,000. This compared to revenue of $875,000 in the second quarter of last year. We continue to sell certain blocks of receivables from numerous portfolios. These receivables include accounts which are deemed to have a very low liquidation value in the NCO environment. However, currently the resell environment is not very favorable and we do not expect significant sales in the near future.

Collections on purchased portfolios in the second quarter, excluding the proceeds from portfolio sales, were $54.8 million which compared to the $57.5 million for the same quarter last year. The decrease in last year, again, was due to the more difficult collection environment we experienced in the second quarter of 2008.

As we move on to expenses, on an overall basis our payroll and related expenses as a percent of revenue increased to 55.3 percent as compared to 51.4 percent last year. The increase from last year primarily reflects the lower revenue base in the current quarter. Also included in payroll and related expenses for the second quarter were $450,000 of charges related to the SST acquisition. Excluding the impairment and the acquisition related charges, payroll and related expenses as a percentage of revenue were 52.0 percent in the current quarter.

On an overall basis, selling, general and administrative expenses as a percentage of revenue increased to 36.5 percent as compared 35.1 percent last year. This increase was primarily due to the lower revenue base in the quarter. Included in SG&A for the second quarter of 2008 were $110,000 of SST acquisition related charges. Excluding the impairment and acquisition related charges SG&A as a percentage of revenue was 34.3 percent during the quarter or slightly under that of the prior year quarter.

For the second quarter of 2008, we recorded an income tax benefit of $8.1 million or 31.2 percent of loss before income taxes. As compared with last year’s tax benefit of $676,000 and 98.3 percent of loss before income taxes. The decrease in the effective rate was the result of losses in our domestic ARM and CRM operations during last year combined with a higher level of profits from international operations which are taxed at very low rates.

And lastly I’ll cover a few notes on financial condition. At June 30, 2008, the company had $48.4 million of cash and cash equivalents on hand. In the quarter, Portfolio Management acquired $33.4 million of new portfolios with a face value of $1.1 billion. Capital expenditures in the second quarter were $10.4 million or 2.6 percent of revenue for the quarter. During the quarter our accounts receivable days outstanding decreased to 46 days from 48 days in the second quarter of last year. Our cash flows provided by operations in the quarter were $38.7 million.

I’d now like to walk you through our financing activity during the quarter. At June 30, 2008 we had $56.0 million outstanding on our revolving credit facility and $25.6 million of remaining availability. During the quarter we had repayments net of borrowings of $5.7 million of debt under the company’s nonrecourse credit agreement. As of June 30, 2008, the total amount outstanding under this facility was $44.9 million including the market value of the lender’s residual interest which was $5.8 million.

Now, I’ll turn things back to Michael.

Michael Barrist:	Great, thank you. Operator, could we please open up for questions.

Operator:	At this time, I would like to remind everyone if you would like ask a question press star then 1 on your telephone keypad. We’ll pause for just a moment to compile the Q&A roster. Again, that’s star then 1 on your telephone keypad.

Your first question comes from Steve Pawliczek.

Steve Pawliczek:	Yeah, I just had two quick questions. First can you give a sense, you referenced it with the one segment but what was the overall impact of the acquisition on last year’s revenue or your target to what was the internal growth rate on revenue?

John Schwab:	As we talked through the one segment, ARM, that is really where the OSI work falls as you look at our company. So the impact of the OSI business is in the ARM segment, that was really the full impact that we had for the year pretty much. There’s a very small piece in portfolio but it’s irrelevant.

Steve Pawliczek:	Okay and then just secondly, just in terms of you bank covenants and calculating EBITDA. I just wanted to confirm that your - the full amount of the losses you’ve had on the AR portfolios can still be added back to that?

John Schwab:	That is correct. The noncash impairment charges are added back for covenant purposes.

Steve Pawliczek:	Okay, great. That’s all I had, thank you.

John Schwab:	Thank you very much.

Operator, are there any further questions?

Operator:	Yes, your next question comes from Peter Davis.

Peter Davis:	Yes, gentlemen. Just curious in the CRM business, you had indicated that you had a fair amount of unreimbursed training and ramp up expense. I was wondering if you could quantify that?

Michael Barrist:	I don’t know that we have those numbers in front of us. I mean basically certain clients pay upfront with new projects. A portion of training revenue is deferred and recognized over the life of the contract because after the initial the obligation falls upon us to train, so even though they pay the initial from a GAAP accounting perspective we have to assume that that’s payment for all the training we’ll bill over the life of the contract. I don’t know we have a quantification in front of us here and John, do we typically publish that?

John Schwab:	We don’t publish that and Peter we typically have our standard kind of training that goes on as clients kind of bop things up a handful of seats and down a handful of seats on a period over period basis. Only larger ramps, like we’ve experienced certainly down in Panama and some of the other locations, is there a significant amount of costs that go unreimbursed and it’s a bunch of inefficiencies as I had mentioned that really are tough to be quantified.

Again when you talk about efficiencies it always makes it a little difficult because again, it’s based on assumptions and things. So we typically don’t disclose it for that purpose. I will tell you the amounts are decreasing as some of the bigger ramps that we’ve completed over the past handful of quarters have been done. We expect that this amount will kind of be going away - I don’t know if we have some big new wins that we’ll talk about certainly and kind of give people a heads up on.

Michael Barrist:	From a business perspective, how I kind of look at it is when clients do pay reimbursement for training even though it gets deferred, they’re typically paying for the bodies in the seats during the training period but to the extent we have seats that are in a training mode, from our P&L perspective, they’re almost like vacant seats that are in place with all the overhead that goes with it. So certainly as we keep getting bigger in that business the impact of reasonably good ramp because that is a business where you hunt elephants but we’re spending up $50 or $30 million of revenue against the $400 million base is a lot different than when we started $240 million base. So I think that over time, as John said, it continues to decrease.

Peter Davis:	Great, thank you and one other question about the ARM business. I know that you said that it is performing up to expectations or a little bit better. I’m just wondering if as you’re writing new contracts and seeing more business flow to you, are you able to get an improvement in pricing of those contracts compared what you were doing a year ago or 18 months ago?

Michael Barrist:	I think you and I may have actually had this conversation. I’ve been doing this for 20 to 22 years and I can count on one hand probably the number of times that pricing’s gone up with clients. Typically, I think we have to remember that what we gain being who we are in this market is probably a little bit of preferential treatment in incremental business opportunity as clients need more but it is a highly competitive environment and clients will not pay premiums to NCO.

I think the advantage we have is we’re much further down the path of using segmentation modeling technology and offshore labor and to the extent we can create a pathway to some improved profitability. Certainly the clients want to share in that but it allows us to make our margin percentage better than a lot of our competition but as far as getting a pure premium pricing because of who we are in the industry and what not or the fact that we have capacity the clients need it really doesn’t happen. I wish it did but unfortunately it doesn’t.

Peter Davis:	Got you. Thanks.

Operator:	The next question comes from Francois Berthelot.

Francois Berthelot:	Yes, good morning. I was wondering if you could tell us that you expect to be in compliance with your covenants not only just for this quarter but through the end of the year.

John Schwab:	Yes, we do.

Francois Berthelot:	And could you remind me what the leverage test is?

John Schwab:	Hold on one sec, let me get my leverage ratio calculation out.

Francois Berthelot:	Okay.

John Schwab:	Do you have any further questions?

Francois Berthelot:	Yeah with respect to the impairment charge, the $24 million. I didn’t catch what the impairment was in the preceding quarter.

John Schwab:	In the preceding quarter - in the March quarter we took a $6 million impairment charge.

Francois Berthelot:	So the total is $30 million?

John Schwab:	For this year, yes.

Francois Berthelot:	For this year and then you took one in the fourth quarter as well, right?

John Schwab:	Correct.

Francois Berthelot:	Which was how much? It was in the $20 million range.

John Schwab:	$25 million.

Francois Berthelot:	$25. So the total is $65 million. What’s the remaining value of that portfolio?

John Schwab:	The remaining value of the portfolio is $200 and - one second while I pull my 10-Q out. While I’m pulling that out let me get back to you on the leverage ratio. The leverage ratio is 5.25. That’s what we compare to.

Francois Berthelot:	Okay. And do you have an ample cushion there?

John Schwab:	Yes, we have a nice amount of cushion. You never have as much as you want, right?

Francois Berthelot:	Okay yes.

John Schwab:	And the total portfolio value is $247 million… After impairment.

Francois Berthelot:	After impairment. So help me just understand from an accounting standpoint going forward what’s going to happen? Basically the impairment charges are recognition you’re going to collect less money going forward, right?

Michael Barrist:	The impairment charges - we are required to maintain, as we buy a portfolio or a group of portfolios we set-up an IRR at the time of the acquisition. We are required to maintain that IRR steady state through the life of the ownership of that acquisition and to the extent our outlook on future collections diminishes, which it has in this current economy, we are then required to lower the basis of our asset on the balance sheet to get back to that IRR.

Francois Berthelot:	Yes.

Michael Barrist:	For instance what happens is you take a non-cash impairment to lower the value of the asset. I mean ultimately it becomes cash because you’re going to collect less money but the other side of that is you’re then applying the IRR percentage to a diminished base number so the amount of revenue you then recognize moving forward is also less.

Francois Berthelot:	Okay. So we - typically the life of this portfolio is a couple of years in terms of how much time it takes you to collect?

Michael Barrist:	Yes, the amortization life is five years. The life of portfolios can be, up to 15 to 20 years. I mean we have portfolios that we don’t own them but we manage them for people that are way older than 15 years that continue to cash flow but typically we’re doing about a five year base amortization when we load a portfolio. Certainly as time goes on we have the ability to look at the attributes of the portfolio to see if it’s a longer period.

In essence what’s happened is over time and I think most of our competitors do it the same we do, is we look at recent and longer term up to a year trends of how your performing against your anticipated performance and from that we try to make a judgment as to what the future collections are going to be. One of the changes we have made here in the last several quarters is we have shortened that look back period. So, we’ve said as looking back let’s say for a year and averaging our performance to say we’re at 98 percent of what we thought we’d collect is not as meaningful as what we have the last several months to quarters to say the current trend, we’re in right now is really more indicative of what the future collections will be.

So we think that’s the right decision to make. By the way the less in that look back period to get a more accurate reflection but the byproduct of that is you’re going to get a harsher impairment level based on that given that the consumer has really been slowed in the last several quarters.

Francois Berthelot:	Okay. I guess what I’m trying to understand is as you move forward and you collect less on your portfolio management portfolio, won’t you be double counting this revenue hit? You’ve already taken the charge once to your P&L and then going forward, you’re going to recognize lower revenue because you’re going to collect less. Is there a double counting here or am I missing something?

Michael Barrist:	I don’t think it’s a double counting. I think when you get to the - assuming nothing else changes and assuming our predictions are 100 percent accurate which I’ll tell you right now they’re never 100 percent accurate because they are just that, predictions; but assuming all that I think if you then add up the impairment and the reduced revenue over time, it should equate to the total difference of cash that occurred on the portfolio.

Francois Berthelot:	Okay.

Michael Barrist:	So I think it’s kind of like it goes into two buckets because of the way they make you do the accounting but it is not a double counting.

Francois Berthelot:	Okay. Okay. Thank you.

Michael Barrist:	Sure.

Operator:	Your next question comes from Usman Tahir.

Michael Barrist:	Hello?

Usman Tahir:	Hi. Sorry the mute button was on. Could you comment on what kind of volume trends you’re seeing on the ARM’s side of the business?

Michael Barrist:	The ARM side of the business had some reasonable volume increases in the front-ends of the first quarter and we continue to operate at higher levels than we anticipate. And that’s why we’ve been able to offset the missing revenue from our portfolio business and actually over perform in the front of the half of the year. It quieted down a little bit in the second quarter and we saw a downturn - further downturn through the end of May into June. So it is our best guess that we will see some volume increases in the back half of the third quarter into the fourth quarter again as client readjusts. We have not taken that into consideration of our outlook because again, clients are balancing lots of internal and external resources.

I would also say that some of our clients are talking about the fact that they’re seeing this delinquency trend roll out a little differently than prior cycles in that certainly credit card delinquencies are pressured but not as much as auto loans and mortgages. So they’re moving some resources around internally as well trying to make sure that they have resources in the right product line given how consumers are behaving and the current situation, but I would not personally be surprised if we saw more volume increase hit as we move into the back half of the year.

It’s just simple mathematics to me that as things that we’ve seen downturn. The clients have felt it as well. We see our performance track against our competitors so everybody’s numbers kind of fell off a little bit in June and we believe that that will result ultimately in more volume coming in the door to us. And again, that volume initially hits in our early stage delinquency management business where we’re helping clients in the very early levels of delinquency cycle and then ultimately rolls into the bad debt side of the house as well.

Usman Tahir:	And on this side of the business the revenue charges disparity of your fee that you collect for managing this receivables?

Michael Barrist:	In the ARM business we recognize fees in one of two ways. About two-thirds of the business is recognized on a contingent basis meaning we get a percentage of what we collect. The other third of the business is recognized on a fee-for-service basis per FTE or per transaction or sometimes some contingent attribute to that revenue. For example, someone may pay you $4000 for a month for a person to sit in Canada but they’ll give you an extra $200 if you perform and they’ll take $200 from you if you don’t perform well but typically it’s a fixed fee basis and there’s a myriad of other smaller less meaningful other relationships where we get paid a percentage of the base of the portfolio and all types of pricing schemes. And you can imagine with the number of clients we have we spend a lot of time trying to get clients to keep pricing schemes simple but sometimes they get pretty complex.

Usman Tahir:	And could you comment on the yield - collection yields you’re seeing on this side of the business?

Michael Barrist:	On the ARM business, collection yields are down.

Usman Tahir:	Are they down more than the volume impact you’re seeing or are they somewhat comparable or

Michael Barrist:	Well it kind of rolls through the year. Collection yields went down pretty meaningful in the fourth quarter of last year. The increased business volume we saw in the front half of the year more than offset those downturns. We’ve see further downturn in the end of the second quarter. Our reprojection for the back half of the year which would take into consideration the current business we have and things that we may know that are coming in but no certainly no spike in volume showed that the business will continue to over perform just not the level it was over performing in the front half of the year. So I would say just sort of macro level they’re still offsetting.

Usman Tahir:	And on the CRM side of the business, you’d given some head count numbers for the possible expansions you’re doing in Philippines and some other countries. Would it be possible for you to go over those numbers again?

Michael Barrist:	Give me one second and I’ll pull this chart up here. For the Philippines, we have 5,200 people in the Philippines. We should be at 7,000 by year end based on what’s already signed up and then if we go to a fourth site that would go to 8,000 people.

Usman Tahir:	Okay and could you just give me some kind of guidance on, you know, what’s your typical Capital Expenditure spending, you know, in a given year. How much for 2008 is maintenance with this expansion and then what’s your outlook for taxes?

Michael Barrist:	Typically we do 2 to 3 percent as our budgeted Capital Expenditures. We give ourselves a range because it really kinds of ebbs and flows based on client needs and they’re not always as predictable as we’d like and we’ve been operating within the 2 to 3 percent. John, what’s the tax rate we should use?

John Schwab:	We use 31 as the effective rate. We expect it to maybe be a little bit higher than that for the year but that’s about where we stand right now. And as far as the maintenance Capital Expenditures versus non-maintenance Capital Expenditures, we really don’t track things that way and we’ve gotten away - stayed away from trying to break that out.

Usman Tahir:	Thirty-one percent is the cash tax rate?

John Schwab:	No, that is the accrual rate that we book in our P&L.

Usman Tahir:	Okay and I mean do cash payments typically accrue up to the accruals…

John Schwab:	They did not just given where we are right now. We have fairly low cash taxes that we pay.

Usman Tahir:	Okay. Thank you.

Michael Barrist:	Sure.

Operator:	The next question comes from Francoise Berthelot.

Francoise Berthelot:	Yes, it’s a follow up from Francoise Berthelot. Just quickly, so EBITDA and I’m adding back the allowance went from $45 million to $61 million. How much of that was from the acquisition of OSI and how much was organic?

John Schwab:	As we look at that, a majority - significant majority of that if not virtually all of that came from the OSI acquisition. The organic growth from EBITDA was fairly minimal for the period.

Francoise Berthelot:	Okay, thanks.

Michael Barrist:	Operator, any further questions?

Operator:	At this time, there are no further questions.

Michael Barrist:	Great, thank you and thank you, everyone, for joining our call today. As always if you have more questions after the fact please feel free to call Brian Callahan, John Schwab or myself. Thank you.

Operator:	This does conclude today’s conference call. You may now disconnect.

END